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                                                                   EXHIBIT 10.13

                                  ONE VIPER WAY
            FIRST AMENDMENT TO INDUSTRIAL/COMMERCIAL LEASE AGREEMENT
                               MULTI TENANT - NET

      This First Amendment to Industrial/Commercial Lease Agreement Multi Tenant
- Net ("First Amendment") is entered into and made effective this 8th day of September, 2004 between GREENE PROPERTIES, INC., a California corporation ("Landlord") and DIRECTED ELECTRONICS, INC., a California corporation ("Tenant") with reference to the following facts:

                                    RECITALS

      A. Landlord and Tenant entered into that certain Industrial/Commercial Lease Agreement Multi Tenant - Net dated July 14, 2003 ("Lease"). The Lease will expire on December 31, 2013.

      B. Landlord and Tenant now desire to amend the Lease to expand the Premises from approximately 151,640 square feet of floor area by approximately 11,131 additional square feet of floor area on floors one and two of Suite B, to increase Tenant's Base Rent, to increase the number of parking spaces to which Tenant is entitled, and to increase Tenant's Share of Operating Expense Increases to reflect the addition of area to the Premises.

      C. All capitalized terms used in this First Amendment unless specifically defined herein shall have the same meaning as the capitalized terms used in the Lease.

      NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:

                                    AGREEMENT

      1. PREMISES. As of December 1, 2004 (the "Expansion Date"), the rentable area of the Premises shall be increased to include the area of the Building shown on Exhibit "B" of the Lease and labeled "Suite B." With the addition of Suite B, the Building shall be increased by approximately 11,131 rsf (the "Expansion Area") from approximately 151,640 (the "Original Area") rsf to approximately 162,771 rsf, as more particularly defined on Exhibit "A" attached hereto. (As of the Expansion Date, "Building" shall mean the Original Area together with the Expansion Area.)

      2. TERM OF FIRST AMENDMENT. The term of this First Amendment shall be one hundred and nine (109) months commencing December 1, 2004, and ending December 31, 2013 (the "First Amendment Term"). The Extension Option granted Tenant in the Addendum to Lease shall apply to the Expansion Area and Tenant's exercise of the Extension Option will include both the Original Area and the Expansion Area. Tenant shall have no right to exercise the Extension Option as to the Original Area or the Expansion Area separately.

      3. TENANT'S EARLY TERMINATION RIGHT. Subject to the terms and conditions set forth herein, Tenant shall have the right to terminate the First Amendment Term (the "Early Termination Right") as to the Expansion Area only effective as of December 31, 2006 (the "Early Termination Date"), by giving Landlord written notice of termination on or before June 1,

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2006 (the "Termination Notice"). Time is of the essence with respect to the
Early Termination Right. Tenant's exercise of the Early Termination Right shall be ineffective if, as of the date of Tenant's Termination Notice or thereafter until the Early Termination Date, there exists an Event of Default on the part of Tenant under the Lease. Upon Tenant's termination of the Lease, Tenant will vacate the Expansion Area in the condition required pursuant to Section 15 of the Lease and Landlord and Tenant will be relieved of their obligations under this First Amendment Lease, except for those accruing prior to the Early Termination Date or those that survive the termination of this First Amendment according to its terms or by law.

      4. BASE RENT. As of the Expansion Date, in addition to Base Rent, Tenant shall pay Landlord the additional sum set forth below ("Expansion Area Rent"):

     Period             Expansion Area Rent
-----------------       -------------------
12/01/04-12/31/04         $    7,235.00
01/01/05-12/31/05         $    8,571.00
01/01/06-11/31/06         $    8,788.00
01/01/07-12/31/07         $    9,011.00
01/01/08-12/31/08         $    9,242.00
01/01/09-12/31/09         $    9,479.00
01/01/10-12/31/10         $    9,723.00
01/01/11-12/31/11         $    9,975.00
01/01/12-12/31/12         $   10,234.00
01/01/13-12/31/13         $   10,501.00

      The Expansion Area Rent will be paid by Tenant to Landlord in addition to and in the same manner, at the same time as, and with, the Base Rent. Tenant's obligation to commence paying the Expansion Area Rent shall be subject to Landlord having substantially completed the Tenant Improvements (as defined in Paragraph 8 below) such that Tenant can reasonably occupy the Expansion Area and commence the conduct Tenant's business operations therein.

      5. TENANT'S SHARE OF OPERATING EXPENSE INCREASES. As of the Expansion Date, and through the First Amendment Term, Tenant's Share of Common Area Costs shall be increased by five and eight tenths percent (5.8%), from ninety four and two tenths percent (94.2%), to one hundred percent (100%), and Tenant's Pro Rate Share shall mean 00%, while Suite B's Pro Rata Share shall mean 0%.

      6. SECURITY DEPOSIT. No addition to the Security Deposit is required of Tenant by Landlord because of this First Amendment.

      7. PERMITTED USE. The Expansion Area shall be used by Tenant solely for the purposes permitted by Section 1.7 of the Lease and for the conduct of a technical training facility for Tenant's products.

      8. VEHICLE PARKING SPACES. As of the Expansion Date, and through the First Amendment Term, the number of vehicle parking spaces allocated to Tenant on an exclusive basis shall be increased by forty-five (45) spaces.

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      9. TENANT IMPROVEMENTS. Prior to the Expansion Date, and provided there is no Event of Default by Tenant under the Lease, Landlord shall cause tenant improvements to be constructed within the Expansion Area ("Tenant
Improvements"), at Landlord's sole cost and expense, including design fees, permit fees, material costs and construction costs. The Tenant Improvements shall be constructed in conformance with (i) pages one (1) through twenty-one
(21) of the plans and specifications concerning the Expansion Area prepared by Howard Anderson Associates dated July 29, 2004, which plans and specifications already have been approved by Tenant, (ii) Change Order Nos. 1 and 2 prepared by White Construction dated July 22, 2004, August 4, 2004, and (iii) all work required to comply with the Tenant Improvement Correction List issued by the City of Vista and dated August 20, 2004.

      10. RETURN OF EXPANSION AREA. Upon the end the First Amendment Term, Tenant shall vacate the Expansion Area and surrender it, along with the 45 additional parking spaces, to Landlord as provided by Section 15 of the Lease. Any movable personal property of Tenant left in the Expansion Area deemed abandoned, and handled as provided by Section 23 of the Lease. Upon the end of the First Amendment Term, Tenant shall cease paying Expansion Area Rent. Upon the end of the First Amendment Term, Tenant's Pro Rata Share shall again mean ninety four and two tenths percent (94.2%), and Suite B's Pro Rata Share shall again mean five and eight tenths percent (5.8%).

      11. RECOVERY OF COSTS OF TENANT IMPROVEMENTS. If Tenant exercises its Early Termination Right, Tenant shall pay Landlord the sum of Eighty One Thousand Dollars ($81,000.00) (the "Tenant Improvement Reimbursement Amount") to reimburse Landlord for the cost of the Tenant Improvements. The Tenant Improvement Reimbursement Amount will become due and payable within thirty (30) days after the Early Termination Date. The Tenant Improvement Reimbursement Amount is deemed additional rent under the Lease and shall be immediately due and payable upon an uncured event of default by Tenant under the Lease. If Tenant does not exercise the Early Termination Right, then the obligation of Tenant to pay Landlord the Tenant Improvement Reimbursement Amount at the end of the First Amendment Term shall be deemed waived.

      12. TENANT CERTIFICATION. By execution of this First Amendment, Tenant hereby certifies that as of the date hereof, and to the best of Tenant's knowledge, that Landlord is not in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

      13. CONFIRMATION. Except, as and to the extent modified by this Second Amendment to Lease all provisions of the Lease shall remain in full force and effect.

LANDLORD                                           TENANT

GREENE PROPERTIES, INC.,                           DIRECTED ELECTRONICS, INC.,
a California corporation                           a California corporation

By: /S/ Darrell E. Issa                            By: /s/ James E. Minarik
   -------------------------------------              --------------------------
   Name: Darrell E. Issa                           Name: James E. Minarik
        --------------------------------                ------------------------
   Title: CEO                                      Title: CEO
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